Exhibit 10.6

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) by and between Summit Semiconductor, LLC, a Delaware limited liability company (“Employer”) and Brett Moyer (“Employee”) is entered into effective May 2, 2011 with reference to the following facts.

RECITALS

A.	Effective August 6, 2002, Focus Enhancements, Inc. (“Focus”) and Employee entered into an Employment Agreement (the “Agreement”).
B.	Employer assumed the obligations of Focus under the Agreement effective July 31, 2010.
C.	The parties desire to amend the terms of the Agreement as provided herein and to acknowledge the Employer’s assumption of the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.           Employee does hereby consent to Focus’ assignment of rights and Employer’s assumption of the obligations under the Agreement and shall look solely to Employer for performance of such obligations effective August 1, 2010.

2.           Section 6.4(a) of the Agreement is amended to provide in its entirety:

“(a) Employer may terminate Employee without Cause at any time. If Employee is terminated without Cause or this Agreement is allowed to expire without renewal during any Succeeding Year which commences one or more year(s) after the end of the Initial Term and Employee executes, delivers and does not revoke the Company’s standard release of claims agreement, then Employee shall receive as severance pay for the twelve months immediately after such termination date regular salary and benefits payable at the same rate he was earning. Such payments shall commence within 60 days of such termination of employment provided, however, that if such 60-day period spans two tax years, payment shall commence in the second tax year and such payments shall continue in accordance with the Company’s normal payroll procedures for the following 12 months. In the event of Employee’s subsequent death after his termination by Employer without Cause, Employer shall continue to pay the same payments and benefits to Employee’s surviving spouse, or if none, to Employees estate as Employee was entitled to at the date of his death.

Employee’s employment hereunder may be terminated without Cause upon ten (10) business days’ notice for any reason.”

3.           Section 8.2(b) of the Agreement is amended to provide in its entirety:

“(b) Consistent with applicable law, Employee and Employer shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Employee assets a claim otherwise under a state or federal statute prohibiting discrimination in employment (“a Statutory Discrimination Claim”), or where otherwise required by law, shall split equally the fees and administrative costs charged by the arbitrator. In disputes where Employee asserts a Statutory Discrimination Claim against Employer, or where otherwise required by law, Employee shall be required only the filing fee to the extent such filing fee does not exceed the fee required to file a complaint in state or federal court. The Employer shall pay the balance of the arbitrator’s fees and administrative costs.”

4.           Except as expressly amended herein, the Agreement is hereby ratified and approved. Capitalized terms not otherwise defined herein shall have the meanings given them in the Agreement.

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IN WITNESS WHEREOF, the Company and Employee have executed, or caused this Amendment to be executed, as of the date first set forth above.

EMPLOYEE:

/s/ Breet Moyer
Brett Moyer

EMPLOYER:
Summit Semiconductor, LLC

By:	/s/ Helge Kristensen
Helge Kristensen, Board Member

By:	/s/ Tom Zato
Tom Zato, Board Member

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